Exhibit 10.6

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of April 20, 2012, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and Albert Rodriguez (the “Executive”).

WHEREAS, the parties are parties to an Employment Agreement dated February 24, 2011 (the “Employment Agreement”);

WHEREAS, the parties realized that there was a mutual mistake in the definition of “Good Reason” contained in the Employment Agreement; and

WHEREAS, the parties would like to amend the Employment Agreement as set forth herein to correct such mistake.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

Paragraph (o) of Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, duties or responsibilities, without his prior written consent, or (ii) a reduction of the Executive’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent, (iii) the Company requires the Executive, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Waco, Texas, or (iv) any material breach of this Agreement by the Company.

Except as amended herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ W. Nicholas Howley

Name:	W. Nicholas Howley
Title:	Chief Executive Officer

EXECUTIVE

/s/ Albert Rodriguez
Albert Rodriguez